Exhibit 99.1
DIRECTOR COMPENSATION POLICY
OF THE BOARD OF DIRECTORS OF MICROMET, INC.
This Director Compensation Policy (the “Policy”) was adopted by the Board of Directors (the “Board”) of Micromet, Inc. (the “Company”) on June 27, 2008 and supersedes any prior Policy adopted by the Board.
1.	SCOPE

Non-employee members of the Board of the Company shall be eligible to receive cash compensation and equity awards as set forth in this Policy. Such compensation and awards shall be paid or be made, as applicable, automatically and without further action of the Board, unless such non-employee director declines to receive such compensation or awards by notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.

2.	CASH COMPENSATION

2.1	Annual Retainer

Each non-employee director shall be eligible to receive an annual retainer of $20,000 for service on the Board. In addition, the Chairman of the Board shall be eligible to receive an annual retainer of $85,000 for service on the Board. The annual retainer shall be paid in quarterly installments within thirty (30) days after the end of each calendar quarter.

2.2	Meeting Stipends

Each non-employee director shall receive a stipend of $1,500 for each Board meeting attended in person and $1,000 for each committee meeting attended in person. In addition, each non-employee director shall receive such stipends with respect to telephonic Board meetings and committee meetings if such telephonic meetings last approximately two hours or longer. The meeting stipends will be paid on a quarterly basis within thirty (30) days after the end of each calendar quarter.

2.3	Expense Reimbursements

The Company shall reimburse non-employee directors for reasonable expenses incurred to attend meetings of the Board or its committees. Any travel expenses shall be reimbursed in accordance with the Company’s standard travel policy. The travel expenses will be reimbursed within thirty (30) days after receipt by the Company of an invoice together with originals or copies of receipts showing the payment of such expenses.

2.4	Limitations for Members of Audit Committee

Members of the Audit Committee may not directly or indirectly receive any compensation from the Company other than their directors’ compensation in accordance with this Policy.

3.	Equity Compensation

3.1	Initial Awards

On the effective date of his or her election or appointment to the Board, each non-employee director, other than the Chairman of the Board, automatically shall be granted a non-qualified

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stock option to purchase 35,000 shares of Company common stock. On the effective date of his or her election or appointment as Chairman of the Board, the Chairman of the Board automatically shall be granted a non-qualified stock option to purchase 70,000 shares of the Company’s common stock. Each of the options described in this Section 3.1 is referred to herein as an “Initial Award.”

3.2	Committee Chair Awards

On the date of each annual meeting of the Company’s stockholders, (i) the Chairman of the Audit Committee automatically shall be granted a non-qualified stock option to purchase 7,500 shares of Company common stock, (ii) the Chairman of the Compensation Committee automatically shall be granted a non-qualified stock option to purchase 5,000 shares of Company common stock, and (iii) the Chairman of the Nominating & Corporate Governance Committee automatically shall be granted a non-qualified stock option to purchase 2,500 shares of common stock. The option grants described in this Section 3.2 are referred to herein as “Committee Chair Awards.”

3.3	Annual Awards

On the date of each annual meeting of the Company’s stockholders, each non-employee director, other than the Chairman of the Board, automatically shall be granted a non-qualified stock option to purchase 15,000 shares of Company common stock, and the Chairman of the Board automatically shall be granted a non-qualified stock option to purchase 30,000 shares of the Company’s common stock. The option grants described in this Section 3.3 are referred to herein as “Annual Awards.”

3.4	Terms of Stock Option Awards
3.4.1	General Terms

The stock options described in this Policy shall be granted under and shall be subject to the terms and provisions of the Company’s Amended and Restated 2003 Equity Incentive Award Plan (the “2003 Plan”), as amended from time to time, and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the same forms approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the 2003 Plan.

3.4.2	Exercise Price

The exercise price of each option granted to a non-employee director shall be the closing price of a share of common stock of the Company on the date of grant (or if the stock market was closed on the date of grant, on the last trading day preceding the date of grant).

3.4.3	Vesting of Initial Awards

Options granted as Initial Awards to non-employee directors shall become vested in equal installments at the end of each calendar month over a period of three years from the date of grant, such that each stock option shall be 100% vested on the third anniversary of its date of grant, subject to a director’s continuing service on the Board through such dates. No portion of an option which is unexercisable at the time of a non-employee director’s termination of membership on the Board shall thereafter become exercisable.

3.4.4	Vesting of Committee Chair Awards and Annual Awards

Options granted as Committee Chair Awards and as Annual Awards shall become vested in equal installments at the end of each calendar month over a period of one year from the date of grant, such that each stock option shall be 100% vested on the first anniversary of the date of grant, subject to a director’s continuing service on the Board through such date. No portion of an option which is unexercisable at the time of a non-employee director’s termination of membership on the Board shall thereafter become exercisable.

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